Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated September 24, 2020, relating to the statement of assets and liabilities of Cohen & Steers Tax-Advantaged Preferred Securities and Income Fund, which appears in such Registration Statement. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 26, 2020